                               PRESS RELEASE


                               [FALCON logo]

FOR FURTHER INFORMATION
AT THE COMPANY:
Franklin A. Jacobs
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE:  Wednesday, December 15, 2004

FALCON PRODUCTS UTILIZES 30-DAY GRACE PERIOD UNDER BOND INDENTURE
-----------------------------------------------------------------

         ST. LOUIS, MISSOURI, December 15, 2004 - Falcon Products, Inc. (Pink Sheets: FCPR.PK), a leading manufacturer of commercial furniture, announced today that it will utilize the 30-day grace period relating to the payment of interest under its outstanding $100 million 11 3/8% Senior Subordinated Notes due 2009 (the "Notes"). The non-payment of the interest due December 15, 2004 does not constitute an event of default under the Note indenture unless such non-payment continues following the expiration of the 30-day grace period on January 14, 2005. No determination has been made as to whether the Company will make the interest payment prior to the expiration of the grace period and there can be no assurance that the Company will be able to make such payment.

         The Company plans to utilize the grace period to continue the initiatives it has undertaken to improve its liquidity position. The decision to utilize the grace period is not expected to affect the Company's ability to serve its customers and pay its employees and vendors in the ordinary course. All of the Company's facilities are continuing to operate and to fulfill orders for customers.

         The Company also announced that it is currently not in compliance with one of its covenants under its senior credit facilities. The Company is seeking a waiver for this covenant violation as well as a modification of the covenant, and a waiver of any default under the senior credit facilities that may result from the utilization of the grace period for interest on the Notes.

         The Company has retained Imperial Capital LLC to serve as its financial advisor and assist with its liquidity improvement initiatives.


Falcon Products
Add  - 2 -


                               PRESS RELEASE


                               [FALCON logo]

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates 8 manufacturing facilities throughout the world and has approximately 2,100 employees.

         Certain statements in this press release that are not historical facts may be "forward-looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. Such factors include the success of Falcon with its liquidity improvement initiatives and its ability to obtain necessary waivers from lenders. The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.